SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934
       Date of Report (Date of Earliest Event Reported) November 19, 1996


                           WINNEBAGO INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)


            Iowa                       1-6403                  42-0802678
(State or other jurisdiction      (Commission File          (I.R.S. Employer
     of incorporation)                 Number)             Identification No.)




      P.O. Box 152, Forest City, Iowa                            50436
  (Address of principal executive offices)                     (Zip Code)



(Registrant's telephone number, including area code)          (515) 582-3535



Item 2.         Acquisition or Disposition of Assets.

                On November 19, 1996 the registrant entered into an agreement (the "Purchase and Sale Agreement") with its subsidiary, Cycle-Sat, Inc. ("Cycle-Sat") and Vyvx, Inc., a subsidiary of The Williams Companies, Inc. ("Vyvx"), providing for the sale by the registrant and the purchase by Vyvx of Cycle-Sat. Under the terms of the Purchase and Sale Agreement, Cycle-Sat transferred substantially all of its assets to a newly-formed corporate subsidiary of Cycle-Sat ("Newco"). Such assets included all real, personal and mixed assets (except for certain excluded assets), both tangible and intangible that were owned by Cycle-Sat that were used or useful in connection with Cycle-Sat's business and operations, consisting of a point-to-multi-point communications network delivering video, audio and data transmissions using a patented satellite distribution network, a fiber opic network linking Cycle-Sat's facilities, and multiple-format video and audio tape duplication facilities combined with air and ground courier services. After such transfer, Vyvx purchased all of the issued and outstanding shares of common stock of Newco.

                The purchase price for the assets was approximately $57,000,000 in cash. The purchase price under the Purchase and Sale Agreement was determined by arm's length negotiations between the parties based on the market value of the assets purchased and sold. The purchase price is subject to post-closing adjustments to reflect increases or decreases in net working capital, uncollected accounts receivable, increases or decreases in capital expenditures and certain other adjustment items.

                The description above of the Purchase and Sale Agreement is a summary and does not purport to be complete. Reference should be made to the copy of such agreement filed as an exhibit to this report for a complete description of its terms

Item 7.         Financial Statements and Exhibits.

                (c)        Exhibits.

EXHIBIT
    NO.         DOCUMENT DESCRIPTION

   2.1 Purchase and Sale Agreement dated as of November 11, 1996 by and among Cycle-Sat, the registrant and Vyvx.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           WINNEBAGO INDUSTRIES, INC.
                                                    (Registrant)


Dated:  December 3, 1996                    By: /s/ Fred G. Dohrmann
                                                Chairman of the Board and Chief
                                                   Executive Officer